Exhibit 99.5

Consent of Prospective Director

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Nicolet Bankshares, Inc. (“Nicolet”) relating to the transactions contemplated by the Agreement and Plan of Merger, dated as of September 8, 2015, by and between Nicolet and Baylake Corp. (“Baylake”), pursuant to which Baylake will merge with and into Nicolet (the “merger”), the undersigned hereby consents to being named in the Registration Statement and all amendments thereto as a person who is to become a director of Nicolet upon consummation of the merger, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Terrence R. Fulwiler
Terrence R. Fulwiler

November 17, 2015